UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Park Drive, Milton Park

Abingdon, Oxfordshire OX14 4RY

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Adaptimmune Therapeutics plc (the “Company”) and GlaxoSmithKline plc (“GSK”) announced on February 2, 2016 that the companies have expanded the terms of their strategic collaboration agreement to accelerate the Company’s lead clinical cancer program, an affinity enhanced T-cell immunotherapy targeting NY-ESO-1, toward pivotal trials in synovial sarcoma.

The Company and GSK announced a strategic collaboration and licensing agreement in June 2014 for up to five programs, including the lead NY-ESO T-cell receptor (“TCR”) program. GSK has an option on the NY-ESO-1 program through clinical proof of concept and, on exercise, will assume full responsibility for the program.

Under the terms of the expanded agreement, the companies will accelerate the development of the Company’s NY-ESO therapy into pivotal studies in synovial sarcoma and will explore development in myxoid round cell liposarcoma. Additionally, the companies may initiate up to eight proof-of-principle studies exploring combinations with other therapies, including checkpoint inhibitors.

According to the expanded development plan, the studies will be conducted by the Company with GSK effectively funding the pivotal studies and sharing the costs of the combination studies via a success based milestone structure. Previous guidance relating to the collaboration disclosed potential cash payments to the Company of approximately $350 million over the first seven years from 2014 in relation to NY-ESO and two further programs. Given the changes announced on February 2, 2016, and the advances made across the collaboration, the Company has updated and expanded this disclosure. Under the terms of the expanded agreement, the potential development milestones the Company is eligible to receive solely in relation to the NY-ESO program could amount to approximately $500 million, excluding previously received payments, if GSK exercises its option and successfully develops NY-ESO in more than one indication and more than one Human Leukocyte Antigen (“HLA”) type.  In addition, the Company would receive tiered sales milestones and, as previously disclosed, mid-single to low double digit royalties on worldwide net sales. GSK has the right to nominate up to four additional targets in due course and the Company is eligible to receive further significant undisclosed milestone payments in relation to these earlier stage target programs.

The foregoing summary of the material terms of Amendment Agreement No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment Agreement No. 2, a copy of which will be filed with the Commission by the Company on its Transition Report on Form 20-F, and the original GSK research and collaboration agreement, a copy of which was filed with the Commission on Exhibit 10.2 to the Company’s Registration Statement on Form F-1/A filed with the Commission on April 27, 2015.

On February 2, 2016, the Company and GSK issued a press release announcing details of their expanded strategic collaboration. The Company also reiterated its prior cash burn guidance, which remains unchanged as the majority of the expansion and acceleration costs will be funded by GSK. For the full year 2016, the Company expects its cash burn to be between $80 and $100 million, excluding cash burn associated with business development activities, and expects its cash position at December 31, 2016, including cash, cash equivalents, and short term deposits, to be at least $150 million. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act, unless expressly stated otherwise.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: February 3, 2016	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release dated February 2, 2016.